EXHIBIT 10.4



                                        Amended November 1, 1983

                                        and November 23, 1988


              THE ANNUAL PERFORMANCE INCENTIVE PLAN

                    OF THE COCA-COLA COMPANY


                        I. PLAN OBJECTIVE


     The Purpose of The Annual Performance Incentive Plan of The Coca-Cola Company is to promote the interests of The Coca-Cola Company (the "Company") by providing additional incentive for participating officers and other key employees who contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth and profitability and efficient operation of the Company.

                         II. DEFINITIONS

        The terms used herein will have the following meanings:

     a. "Plan" means this Annual Performance Incentive Plan of
          The Coca-Cola Company.

     b. "Company" means The Coca-Cola Company and any corporation or other business organization in which the Company owns, directly or indirectly, at least 25 percent of the voting stock or capital.

     c. "Board of Directors" means the Board of Directors of the Company.

     d. "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company.

     e. "Employee" means any person regularly employed on a full-time basis by the Company.

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     f. "Standard Award" means an amount awarded under the Plan to a Participant (as defined in Section II(j) below) based upon the Participant's base salary and as calculated pursuant to Section VI of the Plan.

     g. "Award" means a Standard Award, with adjustments (if any), paid pursuant to the provisions of the Plan.

     h. "Plan Year" means the 12 month period beginning January 1 and ending December 31.

     i. "Management Committee" means the committee appointed by the Compensation Committee to administer the Plan.

     j. "Participant" means an Employee who satisfies the eligibility requirements set forth in Section IV of the Plan.

                   III. ADMINISTRATION OF PLAN

     The Management Committee will have full power and authority to interpret and administer the Plan in accordance with rules and determinations adopted by it and/or the Compensation Committee.

                         IV. ELIGIBILITY

     Eligibility for participation in the Plan is limited to those Employees who can make an appreciable contribution to the attainment of overall business objectives of the operating unit for which they work as determined in the sole discretion of the Management Committee or the Compensation Committee.

     An Employee is eligible to participate in the Plan if:

     1. The Employee is compensated in an amount at least equal to the minimum salary grade guideline established annually by the Management Committee.


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     2. During the Plan Year, the Employee is not participating in any other Company cash incentive compensation program of the Company (other than The Coca-Cola
          Company Long-Term Incentive Compensation Plan).

     3. The Employee is recommended for participation in the Plan by his or her immediate superior and is approved for such participation by the operating head of the Employee's unit.

     4. The Employee is approved as a Participant by the Management Committee.

     The fact that an Employee is eligible to participate in the Plan in one Plan Year does not assure that the Employee will be eligible to participate in any subsequent year. The fact that an Employee is eligible to participate in the Plan for any Plan Year does not mean that the Employee will receive an Award in any Plan Year.

     The Management Committee will determine an Employee's eligibility for participation in the Plan from time to time prior to or during each Plan Year.

                      V. PERFORMANCE GOALS

     Each operating unit of the Company shall set performance goals and objectives for each Plan Year which in the aggregate form the Company's overall goals and objectives for that Plan Year. Individual goals and objectives for each Participant will be established within the context of the goals of that Participant's operating unit. All goals shall be established by the Management Committee.

                           VI. AWARDS

     A Standard Award to a Participant will be based on a percentage of the Participant's base salary and shall be established by the Management Committee. Since salary grades are indicative of levels of responsibility, the percentage of base salary which constitutes a Standard Award will increase as salary grade or level of responsibility increases.


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     The Management Committee or the Compensation Committee
shall, in each of their respective sole discretion, adjust the Standard Award for each Participant based upon that Participant's over-achievement or under-achievement in terms of his or her individual performance and the performance of the Participant's operating unit during the Plan Year.

     An Employee who is selected as a Participant after the beginning of a Plan Year or a Participant who retires, is granted a leave of absence or whose employment is otherwise terminated prior to the end of such Plan Year will be eligible to receive a pro rata share of an Award Based on the number of months of participation during any portion of such Plan Year, if, in the sole discretion of the Management Committee or the Compensation Committee, such an award is merited.

             VII. DETERMINATION AND TIMING OF AWARDS

     All Awards to Participants who are officers or assistant officers of the Company will be made by the Compensation Committee in its sole discretion. Awards to all other Participants shall be made by the Management Committee in its sole discretion. Awards will be paid for a particular Plan Year at such time following the end of the Plan Year as shall be determined by the Compensation Committee or the Management Committee.

                VIII. METHOD OF PAYMENT OF AWARDS

     All Awards shall be paid in cash at the time described in
Section VII above unless the Management Committee or the Compensation Committee has, prior to the grant of an Award received and approved, in its sole discretion, a request by a Participant to defer receipt of any Award in accordance with the following options:

     a. An option to receive full cash payment at a date, specified in the request, not less than one year from the date of the Award nor more than one year after the Participant's date of retirement.


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     b. An option to receive the Award in equal annual
          installments over a period, specified in the request, of not more than fifteen years, commencing not less than one year from the date of the Award.

     Any request to defer receipt of an Award shall specify the particular option chosen. Any amount deferred in accordance with the above options shall bear interest at the prime rate of Trust Company Bank as in effect from time to time from the date on which Awards which have not been deferred in accordance with this
Section VIII are paid to the date of payment.

     The Company has the right to deduct from any payment, in whole or in part, of an Award, any taxes required to be withheld with respect to such payment.

     Awards and interest thereon, if any, which are due to a Participant and which remain unpaid at the time of his or her death shall be paid in full to the executor or administrator of such Participant's estate within ninety (90) days from the date of the Participant's death.

                   IX. EFFECT ON BENEFIT PLANS

     Awards will be included in the computation of benefits under the Employees Retirement Plan, Overseas Retirement Plan and other retirement plans maintained by the Company under which the Employee may be covered and the Thrift Plan, subject to all applicable laws and in accordance with the provisions of those plans.

     Awards shall not be included in the computation of benefits under any Group Life Insurance Plan, Travel Accident Insurance Plan, Personal Accident Insurance Plan or under Company policies such as severance pay and payment for accrued vacation, unless required by the laws of the country in which the Employee resides.

                 X. DETERMINATIONS OF COMMITTEES

     All Awards, rules and determinations by the Compensation
Committee and by the Management Committee shall be final, conclusive and binding on all parties including the Company, the Employees and the Participants.


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                  XI. AMENDMENT AND TERMINATION

     The Compensation Committee may amend, modify, suspend, reinstate or terminate this Plan in whole or in part at any time or from time to time; provided, however, that no such action will adversely affect any right or obligation with respect to any Award theretofore made. The Compensation Committee and the Management Committee may deviate from the provisions of this Plan to the extent such Committee deems appropriate to conform to local laws and practices.

                       XII. APPLICABLE LAW

     The Plan and all rules and determinations made and taken pursuant hereto shall be governed by the laws of Georgia and construed accordingly.

                     XIII. CHANGE IN CONTROL

     If there is a Change in Control (as defined in this Section XIII) at any time during a Plan Year, (1) the Management Committee promptly shall determine the Award which would have been payable to each Participant under the Plan for such Plan Year if he had continued to work for the Company for such entire year and all performance goals established under Section V had been met in full for such Plan Year by multiplying his target percentage by his annual salary as in effect on the date of such Change in Control and (2) each such Participant's nonforfeitable interest in his Award (as so determined by the Management Committee) thereafter shall be determined by multiplying such Award by a fraction, the numerator of which shall be the number of full calendar months he is an employee of the Company during such Plan Year and the denominator is 12 or the number of full calendar months the Plan is in effect during such Plan Year, whichever is less. The payment of a Participant's nonforfeitable interest in his Award under this Section XIII shall be made in cash as soon as practicable after his employment by the Company terminates or as soon as practicable after the end of such Plan Year, whichever comes


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first.  A "Change in Control" for purposes of this Section XIII shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14a of Regulation 14a promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on November 15, 1988, provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange
Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which its stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or
(iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.


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